Exhibit 10.1
MUTUAL TERMINATION AGREEMENT
MUTUAL TERMINATION AGREEMENT (this “Agreement”), dated as of December 17, 2023, by and among Adobe Inc., a Delaware corporation (“Parent”), Figma, Inc., a Delaware corporation (the “Company”), Saratoga Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub I”), and Saratoga Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Parent (“Merger Sub II”).
W I T N E S S E T H:
WHEREAS, Parent, Merger Sub I, Merger Sub II, the Company and Fortis Advisors LLC, a Delaware limited liability company, in its capacity as the representative of the stockholders of the Company, have entered into that certain Agreement and Plan of Merger, dated as of September 15, 2022 (the “Merger Agreement”), in order to, among other things, advance the respective business operations of Parent and the Company. Any capitalized term used but not otherwise defined herein shall have the meaning set forth in the Merger Agreement.
WHEREAS, Section 8.1(a) of the Merger Agreement provides that the Merger Agreement may be terminated and the Mergers may be abandoned at any time prior to the Closing by mutual written consent of the Company and Parent.
WHEREAS, the Boards of Directors of each of the Company and Parent have determined that it is in the best interests of their respective companies and their respective stockholders to terminate the Merger Agreement in accordance with the terms hereof.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
1.The parties hereto mutually agree to terminate the Merger Agreement, effective as of the execution of this Agreement (the “Termination Time”), such agreement constituting the requisite mutual agreement and written consent required to terminate the Merger Agreement pursuant to Section 8.1(a) of the Merger Agreement and otherwise as may be required pursuant to applicable Law. Parent and the Company each agree that the Merger Agreement is hereby and forthwith void and without effect.
2.The press release of Parent announcing the termination of the Merger Agreement pursuant to this Agreement is set forth on Annex A. Parent and the Company shall issue such joint press release prior to the opening of trading on Nasdaq on December 18, 2023. Each of Parent and the Company agree that the Confidentiality Agreement will expire on the 18-month anniversary of the Termination Time. Pursuant to Section 5 of the Confidentiality Agreement, Parent and the Company will, and will instruct their agents to (a) promptly return or destroy all Confidential Information received from the Disclosing Party (as defined in the Confidentiality Agreement) (including any copies, extracts or other reproductions of the Confidential Information) and (b) promptly confirm such return or destruction; provided that Parent and the Company and their agents will not be required to destroy Confidential Information that is contained in, or intermingled with, other documents or data of Parent or the Company, as applicable, that Parent or the Company, as applicable, is required by applicable law, regulation, or legal process to preserve, and the legal department of Parent or the Company, as applicable, may retain one copy of any item of written Confidential Information for record retention purposes only.

3.Each of Parent and the Company hereby represents and warrants that (a) such party has full corporate power and authority to execute and deliver this Agreement, (b) the execution and delivery of this Agreement, the termination of the Merger Agreement and consummation of the other transactions contemplated hereby have been duly and validly approved by the Board of Directors (or similar governing body in the case of a party that is not a corporation) of such party, (c) no other corporate proceedings on the part of such party are necessary to approve this Agreement or the termination of the Merger Agreement or to consummate the other transactions contemplated hereby and (d) this Agreement has been duly and validly executed and delivered by such party (assuming due authorization, execution and delivery by the other parties) and constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms (except in all cases as such enforceability may be limited by the Bankruptcy and Equity Exceptions).
4.This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver of the Agreement shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
5.As liquidated damages as contemplated by Section 8.2 of the Merger Agreement and as consideration for the Company agreeing to terminate the Merger Agreement at the Termination Time, the Company agreeing to waive any other rights or remedies it may have under the Merger Agreement as set forth in Section 6 of this Agreement, and for any of the Company’s lost profits, negative impacts to its market, and/or other financial and operational setbacks it incurred and anticipates to incur as a result of such termination, Parent shall pay to the Company, within three (3) Business Days following the date hereof, a payment in the amount of One Billion Dollars ($1,000,000,000) (the “Termination Fee”) in cash by wire transfer of immediately available funds to an account designated by the Company to Parent in writing.
6.The parties agree that, other than payment of the Termination Fee, none of Parent, Merger Sub I, Merger Sub II, any other Subsidiary of Parent or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates, agents or Representatives shall have any further liability whatsoever with respect to the Merger Agreement or the transactions contemplated by the Merger Agreement to the Company, any Subsidiary of the Company or any of their respective Affiliates or Representatives and payment of the Termination Fee by Parent shall be the Company’s and its Affiliates’ sole and exclusive remedy for any Action, losses, liabilities, damages, judgments, inquiries, fines, fees, costs and expenses suffered or incurred by the Company, the Subsidiaries of the Company or any other Person in connection with the Merger Agreement, the transactions contemplated by the Merger Agreement (and the termination thereof) or any matter forming the basis for such termination, and the Company shall not have, and expressly waives and relinquishes, any other right, remedy or recourse (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) under the Merger Agreement and the transactions contemplated by the Merger Agreement, provided that the Confidentiality Agreement and the Clean Team Agreement shall survive termination of the Merger Agreement in accordance with their terms as and to the extent provided therein and in Section 2. If Parent fails to promptly pay the Termination Fee pursuant to this Agreement, Parent shall pay to the Company all reasonable and documented fees, costs and expenses of enforcement (including reasonable and documented outside attorneys’ fees as well as expenses incurred in connection with any action initiated by the Company), together with interest on the amount of the Termination Fee, at the prime lending rate as published in The Wall Street Journal, in effect on the date such payment is required to be made.

7.The parties agree that none of Company, any other Subsidiary of Company or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates, agents or Representatives shall have any further liability whatsoever with respect to the Merger Agreement or the transactions contemplated by the Merger Agreement to Parent, any Subsidiary of Parent or any of its respective Affiliates or Representatives, and none of Parent, Merger Sub I or Merger Sub II shall have, and expressly waive and relinquish, any other right, remedy or recourse (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) against the Company under the Merger Agreement and the transactions contemplated by the Merger Agreement, provided that the Confidentiality Agreement and the Clean Team Agreement shall survive termination of the Merger Agreement in accordance with their terms as and to the extent provided therein and in Section 2.
8.Parent and the Company have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by Parent and the Company, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of a provision of this Agreement. When a reference is made in this Agreement to Sections or Annexes, such reference shall be to a Section or an Annex of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. Each Party shall pay its own expenses incident to this Agreement.
9.Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party (whether by operation of law or otherwise) without the prior written consent of the other (which may be withheld by such other party in its sole discretion). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.
10.Sections 11.1, 11.4, 11.5, 11.7, 11.9, 11.10, 11.12 and 11.13 of the Merger Agreement are hereby incorporated into this Agreement by reference, and shall apply hereto as though set forth herein, mutatis mutandis.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

ADOBE INC.

By:	/s/ Dan Durn
Name:	Dan Durn
Title:	Chief Financial Officer and Executive Vice President

SARATOGA MERGER SUB I, INC.

By:	/s/ Allison Blais
Name:	Allison Blais
Title:	President

SARATOGA MERGER SUB II, LLC

By:	ADOBE INC., its sole member

By:	/s/ Dan Durn
Name:	Dan Durn
Title:	Chief Financial Officer and Executive Vice President

    [Signature Page to Mutual Termination Agreement]

FIGMA, INC.

By:	/s/ Dylan Field
Name:	Dylan Field
Title:	Chief Executive Officer
    [Signature Page to Mutual Termination Agreement]

EXHIBIT A
Parent Press Release